Exhibit 5

lawyers@saul.com www.saul.com
January 10, 2006
Liberty Property Trust
500 Chesterfield Parkway
Malvern, Pennsylvania 19355

Re:	Liberty Property Trust Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as Maryland counsel for Liberty Property Trust, a Maryland real estate investment trust (the “Company”), in connection with certain matters of Maryland law regarding the proposed offering from time to time of up to 2,500,000 Common Shares of Beneficial Interest of the Company, as defined in the Company’s Registration Statement on Form S-3 (the “Registration Statement”), to be filed in connection with the proposed offering, to be offered from time to time by the Company pursuant to the Company’s Dividend Reinvestment and Share Purchase Plan (the “Plan”). The Common Shares of Beneficial Interest are referred to herein as the “Common Shares.”
     In connection with our representation of the Company, and as a basis for the opinions herein set forth, we have examined the originals or photostatic copies, of the following documents (hereinafter collectively referred to as the “Documents”):
     (i) the S-3 Registration Statement, in the form filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”);
     (ii) the S-3 Prospectus;
     (iii) the Amended and Restated Declaration of Trust of the Company, received and approved for record by the Maryland State Department of Assessments and Taxation (“SDAT”) on May 29, 1997, as amended June 22, 2004 (the “Declaration of Trust”);
     (iv) Articles Supplementary of the Company recorded on August 7, 1997, Articles Supplementary of the Company recorded on December 23, 1997, Articles
100 South Charles Street • Baltimore, MD 21201-2773 • Phone: (410) 332-8600 • Fax: (410) 332-8862

BALTIMORE     CHESTERBROOK     HARRISBURG     NEWARK     PHILADELPHIA     PRINCETON     WASHINGTON     WILMINGTON
A DELAWARE LIMITED LIABILITY PARTNERSHIP

Liberty Property Trust
January 10, 2006

Supplementary of the Company recorded on July 28, 1999, Articles Supplementary of the Company recorded on April 18, 2000, Articles Supplementary of the Company recorded on June 10, 2002, Articles Supplementary of the Company recorded on September 1, 2004, Articles Supplementary of the Company recorded on June 17, 2005, Articles Supplementary of the Company recorded on June 30, 2005, and Articles Supplementary of the Company recorded on August 23, 2005 (collectively, the “Articles Supplementary”);
     (v) the Bylaws of the Company;
     (vi) a good standing certificate for the Company from SDAT dated December 30, 2005;
     (vii) A certificate executed by James J. Bowes, Esquire, Secretary of the Company, dated January 10, 2006, as to the adoption of resolutions by the Board of Trustees of the Company on December    , 2005;
     (viii) the Plan;
     (ix) the Rights Agreement, dated as of December 17, 1997, by and between the Company and Bank of Boston, NA, as Rights Agent; and
     (x) such other documents and matters as we have deemed necessary and appropriate to express the opinions set forth in this letter, subject to the limitations, assumptions and qualifications noted below.
     In expressing the opinions set forth below, we have assumed, and so far as is known to us there are no facts inconsistent with, the following:
     1. Each of the parties (other than the Company) executing any of the documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms except as limited (a) by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or affecting the enforcement of creditors’ rights or (b) by general equitable principles.
     2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized and legally competent to do so.
     3. All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete.

Liberty Property Trust
January 10, 2006

     4. There will be no changes in applicable law between the date of this opinion and any date of issuance or delivery of the Common Shares.
     5. At the time of delivery of the Common Shares, all contemplated additional actions shall have been taken and the authorization of the issuance of the Common Shares will not have been modified or rescinded.
     6. The issuance, execution and delivery of the Common Shares, and the compliance by the Company with the terms of the Common Shares, will not violate any then-applicable law or result in a default under, breach of, or violation of any provision of any instrument or agreement then binding on the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.
     7. The consideration received or proposed to be received for the issuance and sale of the Common Shares is as contemplated by the Plan.
     8. The aggregate number of shares of the Company which would be outstanding after the issuance of any of the Common Shares and any other contemporaneously issued or reserved common shares or preferred shares, together with the number of common shares and preferred shares previously issued and outstanding and the number of common shares and preferred shares previously reserved for issuance upon the conversion or exchange of other securities issued by the Company or Liberty Property Limited Partnership, a Pennsylvania limited partnership of which the Company is the sole general partner, does not exceed the number of then-authorized shares of the Company.
     On the basis of the foregoing, and subject to the qualifications and limitations stated herein, it is our opinion that when and if the Common Shares are issued and sold in accordance with the Plan, such Common Shares will be validly issued, fully paid and nonassessable.
     The foregoing opinions are limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof.
     We hereby consent to the filing of this opinion as an exhibit to the S-3 Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.
Very truly yours,
/s/ Saul Ewing LLP
SAUL EWING LLP